                                                                   Exhibit 10(l)



May 18, 1995


Mr. Savino Ferrales
10080 Circleview Drive
Austin, TX  78733

Re:  Offer of Employment

Dear Sid:

I am pleased to offer you the position of Vice President, Human Resources, reporting to me. Your base salary will be at an annual rate of $300,000. Your date of hire will be mutually agreed upon should you accept this offer.

New Hire Bonus
--------------

A one-time, new hire bonus of $75,000, subject to all appropriate taxes and deductions, will be paid to you as soon as practicable, after your date of hire. Should you terminate your employment with Digital within a period of one year from your date of hire, you agree to repay this amount to the Company immediately upon termination.

Cash Incentive Program
----------------------

You will participate in Digital's Cash Incentive Program. Any payment thereunder will be made solely at the discretion of Digital's Board of Directors, subject to Company and individual performance and subject to all other terms and conditions of the Program, which may be revised from time to time at the discretion of the Company. Notwithstanding the foregoing, payment of an amount equal to $75,000 will be guaranteed for Fiscal Year 1996 provided you are employed by Digital on the payment date.

Stock Awards
------------

I will recommend to the Compensation and Stock Option Committee of Digital's Board of Directors (the "CSOC") to grant you a stock award of 4,000 shares of Digital common stock under the 1990 Equity Plan. Your stock award will be granted on the date that the CSOC approves such award and is subject to restrictions on your ability

Mr. Savino Ferrales
May 18, 1995
Page 2

to sell, transfer, pledge or dispose of the stock for a period of time. In addition, if you leave Digital for reasons other than death, permanent disability or as otherwise specified in your stock award agreement, you will forfeit all the shares for which restrictions have not lapsed. These restrictions will lapse with respect to 50% of your shares one year from your date of hire and with respect to 50% of your shares two years from your date of hire.

We will also recommend to the CSOC to grant you a non-qualified stock option to purchase 50,000 shares (the "Option Shares") of Digital common stock under the 1990 Equity Plan. The exercise price of this stock option will be equal to the fair market value of Digital common stock on the date the option is granted by the CSOC. The option will become exercisable with respect to 33% of the Option Shares one year from your date of hire, an additional 33% of the Option Shares two years from your date of hire and the remaining 34% of the Option Shares three years from your date of hire.

Both stock and option grants are subject to approval by the CSOC and you will be notified, upon the grant having been made, by a separate award letter for each and a stock option agreement. You will be solely responsible for any income taxes associated with your receipt of such stock awards.

Employee Benefits
-----------------

As a regular employee, you will be eligible to participate in Digital's U.S. employee benefit plans under the terms separately provided for under each such plan or arrangement, except that you will be eligible for four weeks of vacation on an annual basis.

Relocation
----------

In lieu of standard relocation benefits, Digital will pay you an amount equal to $75,000, as soon as practicable after your date of hire. In addition, Digital will provide you with $20,000 in assistance under the Renters Relocation Program, contingent upon your signing a repayment obligation agreement. You will receive a tax adder with respect to both amounts for the calendar year 1995.

Stock Repayment
---------------

Upon submitting to Digital evidence of a demand for repayment under your Dell Corporation Special Nonstatutory Stock Option Agreement, Digital will pay you an

Mr. Savino Ferrales
May 18, 1995
Page 3

amount equal to the amount demanded (but not in excess of $69,000). You will receive a tax adder with respect to this amount for the calendar year 1995.

Status
------

The position offered is as a regular employee on an at-will basis. In addition this offer is contingent upon compliance with the Immigration Reform and Control Act of 1986. In essence, the Act requires you to establish your identity and employment eligibility. To do so, you will be required to complete Section 1 of the attached Employment Verification Form and bring the documents identified in the attachment to your new hire orientation. You will not be able to commence employment with Digital until you are able to present the required documents at your new hire orientation. Your offer is also contingent on your signing Digital's Employee Invention and Confidential Agreement at your orientation. Please make yourself familiar with the contents of these documents, which we have enclosed for your review.

Validity of Offer
-----------------

This offer is valid until May 25, 1995. If this offer has not been accepted in writing by then, it will cease to be valid and will be withdrawn.

If you have any questions regarding your employment, please do not hesitate to contact Russ Johnson at (508) 493-9282.

Very truly yours,

/s/ Robert B. Palmer

Robert B. Palmer
President and Chief Executive Officer

Mr. Savino Ferrales
May 18, 1995
Page 4

I have read and agree to the terms as stated above and I accept the offer of employment.


/s/ Savino R. Ferrales                            5/18/95
-------------------------------              ----------------
Signature                                          Date